Item 77C
Morgan Stanley Total Market Index Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006, and later
adjourned to September 27, 2006 to permit further
solicitation of proxies. The meeting was held on September
27, 2006 and the voting results with respect to these
proposals were as follows:

(1) Election of Trustees:

                                       For    Withhol Absta    BNV*
                                                 d      in
Frank L. Bowman...................   8,974,0  438,831      0       0
                                          66
Kathleen A.                          8,973,9  438,981      0       0
Dennis....................                16
James F.                             8,982,1  430,736      0       0
Higgins.....................              61
Joseph J.                            8,980,6  432,225      0       0
Kearns.....................               72
Michael F.                           8,981,7  431,168      0       0
Klein......................               29
W. Allen Reed......................  8,979,6  433,290      0       0
                                          07
Fergus Reid........................  8,973,5  439,327      0       0
                                          70

(2) Elimination of certain fundamental investment
restrictions:

                                         For    Again  Absta      BNV*
                                                  st     in
Elimination of the fundamental policy  7,645,8   405,5  295,2  1,066,3
restricting the Fund's ability to           31      26     34       05
pledge
assets..........................
Elimination of the fundamental policy  7,629,4   406,0  311,0  1,066,3
restricting purchases of securities         97      36     58       05
on
margin.............................

(3) Modify certain fundamental investment restrictions for:

                                         For    Again  Absta    BNV*
                                                  st     in
Modify fundamental policy regarding    7,674,7   388,4  283,3  1,066,3
diversification............                 73      99     20       05
Modify fundamental policy regarding    7,664,6   389,9  291,9  1,066,3
borrowing money......                       74      40     77       05
Modify fundamental policy regarding    7,644,9   411,8  289,8  1,066,3
loans..............                         63      05     24       05
Modify fundamental policy regarding    7,660,5   389,4  296,5  1,066,3
investment in commodities, commodity        38      97     57       05
contracts and futures
contracts................
Modify fundamental policy regarding    7,681,0   372,4  293,0  1,066,3
issuance of senior securities..             99      28     65       05

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                         For    Again  Absta    BNV*
                                                  st     in
Reclassification as non-fundamental    7,703,5   371,8  271,1  1,066,3
the fundamental policy prohibiting          27      73     91       05
investments in other investment
companies.............

* Broker "non-votes" are shares held in street name for
which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.